Exhibit T3A.4

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

HILLIARD OIL & GAS, INC.

FIRST

The name of the corporation (the “Corporation”) is: HILLIARD OIL & GAS, INC.

SECOND

The principal office of the Corporation in the State of Nevada is located at One East First Street, Reno, Washoe County, Nevada 89501. The name and address of the resident agent of the Corporation in the State of Nevada is The Corporation Trust Company of Nevada, One East First Street, Reno, Nevada 89501.

THIRD

The nature of the Corporation’s business, or objects or purposes proposed to be transacted, promoted or carried on are:

To engage in any lawful activity and in the transaction of any lawful business, and to promote or conduct any legitimate object or purpose permitted under the laws of the State of Nevada;

and, to enable the Corporation to accomplish such purposes, the Corporation shall have all of the rights, privileges and powers conferred upon corporations by the laws of the State of Nevada, including, by way of illustration and not by way of limitation, the following rights, privileges and powers:

A.	To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description;

B.	To hold, purchase and convey real and personal estate and to mortgage or lease any such real and personal estate with its franchises, expressly including oil, gas and other minerals and all interests therein of every hind and nature whatsoever.

C.	To acquire, and pay for in cash, stock or bonds of this Corporation or otherwise, the goodwill, rights, assets and properties, and to undertake or assume the whole or any part of the obligations or liabilities, of any person, firm, association or corporation.

D.	To acquire, hold, use, sell, assign, lease, grant license in respect of, mortgage, or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trade-marks and trade names, relating to or useful in connection with any business of this Corporation;

E.	To guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise acquire or dispose of the shares of the capital stock (including both common and preferred stock of any class) of, or any bonds, securities or evidences of the indebtedness created by, any other corporation or corporations of this state, or any other state or government, and, while owner of such stock, to exercise all the rights, powers and privileges of ownership, including the right to vote thereon;

F.	To borrow money and contract debts when necessary for the transaction of the Corporation’s business, or for the exercise of its corporate rights, privileges or franchises, or for any other lawful purpose of its incorporation; to issue bonds, promissory notes, bills of exchange, debentures, and other obligations and evidences of indebtedness, payable at specified times or times, or payable upon the happening of a specific event or events, whether cured by mortgage, pledge, or, otherwise, or unsecured, for money borrowed, or in payment for property purchased, or acquired, or for any other lawful objects;

G.	To purchase, hold, sell and transfer shares of the Corporation’s own capital stock, and use therefor its capital, capital surplus, surplus, or other property or funds; provided that the Corporation shall not use its stock when such use would cause any impairment of its capital, except as provided by and under the laws of the State of Nevada; and provided further, that shares of its own capital stock belonging to it shall not be voted upon, directly or indirectly, nor counted as outstanding, for the purpose of computing any stockholder’s quorum or vote;

H.	To engage generally in the oil, gas and other minerals business and to mine and/or drill for oil, gas and other minerals, for the Corporation’s own account or under and pursuant to contracts or agreements with other parties, and to do all things necessary for or incident to the exploration, development, production and operation of such properties or interests therein and the marketing of the production therefrom.

I.	To conduct business, have one or more offices, and hold, purchase, mortgage and convey real and personal property in the State of Nevada, and in any of the several states, territories, possessions and dependencies of the United States, the District of Columbia, and in any foreign countries; and

J.	To do all and everything necessary and proper for the accomplishment of the objects hereinbefore enumerated or necessary or incidental to the protection and benefit of the Corporation, and, in general, to carry on any lawful business necessary or incidental to the attainment of the objects of the Corporation, whether or not such business is similar in nature to the objects hereinbefore set forth; provided, however, that the Corporation shall not, by any implication or construction, be deemed to possess the power of issuing bills, notes or other evidences of indebtedness for circulation of money or conducting a banking business.

The objects, purposes and powers specified above shall, except where otherwise expressed, be in no ways limited or restricted by reference to, or inference from, the terms of any other clause in these articles of incorporation, but, instead, shall be regarded an independent objects, purposes and powers.

FOURTH

A.	The total number of shares of capital stock of the Corporation that may be issued by the Corporation is Two Million (2,000,000) shares of common stock having a par value of $1.00 per share. Such shares of common stock may be issued by the Corporation from time to time for such purposes and upon such consideration as may be fixed from time to time by the Board of Directors, provided, however, that none of such shares of common stock shall be issued for any consideration that is less than the stated par value thereof.

B.	For the avoidance of doubt, notwithstanding anything herein to the contrary, pursuant to Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), the Corporation shall not issue non-voting equity securities; provided, however, that the foregoing restriction (i) shall have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (ii) shall have such force and effect, if any, only for so long as such Section is in effect and applicable to the Corporation, and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

C.	At each meeting of the stockholders of the Corporation, each stockholder of record of the Corporation holding stock of the Corporation possessing voting power and who shall be entitled to notice of, and vote at, such meeting, shall be entitled to one vote for each share of such stock standing in his name on the books of the Corporation as of the record date fixed by the Board of Directors of the Corporation for the determination of the stockholders entitled to notice of, and to vote at, such meeting.

D.	The number of authorized shares of any class or classes of stock may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

E.

No stockholder of this Corporation shall by reason of his holding shares of any class have any pre-emptive or preferential right to purchase or subscribe to any shares of any class of this Corporation, now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds, or other securities, would adversely affect the dividend or voting rights of such stockholder, other than such rights, if any, as the Board of Directors, in its discretion from time to time may grant, and at such price as the Board of Directors in its discretion may fix; and the Board of Directors may issue shares of any class of this Corporation (subject to any restrictions otherwise set forth herein), or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class.

F.	Cumulative voting in the election of Directors is expressly prohibited.

FIFTH

The governing board of this Corporation shall be known as the “Board of Directors”, and each of the members thereof shall be known as “Directors”, and the number of Directors may from time to time be increased or decreased in such manner as shall be provided by the By Laws of this Corporation; provided that the number of Directors shall not be reduced to less than three (3) and shall not be increased to more than twenty-five (25), except that in cases where all the shares of the Corporation are owned beneficially and of record by either one or two stockholders, the number of Directors may be less than three (3) but not less than the number of stockholders. The qualifications for Directors, if any, shall be as provided by the By Laws of this Corporation.

SIXTH

The capital stock, after the amount of the subscription price has been fully paid, shall not be subject to assessment to pay the debts of the Corporation.

SEVENTH

The Corporation is to have perpetual existence.

EIGHTH

In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

A.	Subject to the By Laws, if any, adopted by the stockholders, to make, alter or amend the By Laws of the Corporation.

B.	To fix the amount to be reserved as working capital over and above the Corporation’s capital stock paid in, and to authorize and cause to be executed mortgages and liens upon the real and personal property of this Corporation.

C.

By resolution passed by a majority of the whole Board of Directors, but subject to any limitations set forth in the By Laws of the Corporation, to designate one or more committees, each committee to consist of one or more of the Directors of the Corporation, which, to the extent provided in the resolution or resolutions or in the By Laws of the Corporation, shall have and may exercise any and all of the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may have power to authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the By Laws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

D.	When and as authorized by the affirmative vote of stockholders holding stock entitling them to exercise at least a majority of the voting power given at a stockholders’ meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the Board of Directors shall have power and authority at any meeting to sell, lease or exchange all, of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions as the Board of Directors deem expedient and for the best interests of the Corporation.

NINTH

Meetings of stockholders and Directors may be held inside or outside the State of Nevada. The books of the Corporation may be kept (subject to any provision contained in the statutes) inside or outside the State of Nevada, at such place or places as may be designated from time to time by the Board of Directors or in the By Laws of the Corporation.

TENTH

This Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by these Amended and Restated Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

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HILLIARD OIL & GAS, INC.

By:	/s/ Bruce D. Lundstrom
Name:	Bruce D. Lundstrom
Title:	Director and Secretary